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                                                                   EXHIBIT 10.14

                            ASSET PURCHASE AGREEMENT



         This Asset Purchase Agreement (this "AGREEMENT") is made and entered into as of the 1st day of November, 1997 by and between Golf One Industries, Inc., a Delaware corporation (the "COMPANY"), and Gary Player Group, Inc., a Florida corporation (the "SELLER"), with reference to the following facts:

         A. On the terms and subject to the conditions of this Agreement, Seller desires to sell to the Company, and the Company desires to purchase from Seller, certain assets of Seller.

         B. The Company intends to effect a public offering of its Common Stock and change its name to Gary Player Golf, Inc.

         NOW, THEREFORE, with reference to the foregoing facts, the Company and Seller agree as follows:

     1.  DEFINITIONS.

         All terms defined in this Agreement shall have the defined meanings when used herein or in any agreement, note, certificate, report, or other document made or delivered pursuant hereto, unless otherwise defined or the context otherwise requires. The following terms shall have the following meanings:

         "ACTION" means any litigation, action, suit, proceeding, arbitration or claim before any court or Governmental Authority, or investigation by any Governmental Authority.

         "ADVANCES" shall have the meaning set forth in Section 5(d) of this Agreement.

         "AFFILIATE" shall mean, with respect to any specified Person, (a) any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person,
(b) any other Person who is a director, officer, partner or trustee of the specified Person or a Person described in clause (a) of this definition or any spouse of the specified Person or any such other Person, (c) any relative of the specified Person or any other Person described in clause (b) of this definition, or (d) any Person of which the Specified Person and/or any one or more of the Persons specified in clause (a),(b) or (c) of this definition, individually or in the aggregate, beneficially own 10% or more of any class of voting securities or otherwise have a substantial beneficial interest.

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         "ARTWORK" shall mean photographs, film footage and video footage of
Player participating in golf tournaments, exhibitions and other public appearances in his capacity as a golf professional.

         "ASSETS" shall mean those certain assets of Seller identified in Exhibit A to this Agreement.

         "ASSUMED CONTRACTS" shall mean the Contracts identified as "Assumed Contracts" in Exhibit B to this Agreement.

         "ASSUMED LIABILITIES" shall mean those certain liabilities and obligations of Seller identified in Exhibit C to this Agreement.

         "BEST KNOWLEDGE" with respect to any Person shall mean and include (i) actual knowledge of the Person, including, the actual knowledge of any of the officers or directors of such Person and the administrators of any of the facilities operated by such Person or any of its Subsidiaries and (ii) that knowledge which a prudent businessperson could have obtained in the management of his business after making due inquiry, and after exercising due diligence, with respect thereto.

         "BLACK KNIGHT" which is the Black Knight Trust, a Guernsey Trust.

         "BUSINESS CONDITION" of any Person shall mean the condition, earnings, results of operations, business, properties or prospects of such Person.

         "CLOSING" shall mean the closing of the transactions contemplated by this Agreement.

         "COMMON STOCK" shall mean the common stock, $.001 par value per share, of the Company.

         "COMPANY" shall mean Golf One Industries, Inc., a Delaware corporation.

         "COMPANY CONTRACT" shall mean any Contract to which any Company Party is a party or otherwise bound, or to which any asset or property of any Company Party is subject.

         "COMPANY CURRENT BALANCE SHEET" shall mean the consolidated balance sheet of the Company as of August 31, 1997.

         "COMPANY FINANCIAL STATEMENTS" shall mean: (i) the audited consolidated balance sheets of the Company as of March 31, 1997, December 31, 1996 and December 31, 1995 and related statements of operations, cash flows and stockholders' equity for the periods


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         then ended; and (ii) the unaudited consolidated balance sheet of the
Company as of August 31, 1997 and related statement of operations five-months then ended.

         "COMPANY MATERIAL CONTRACT" shall mean any Contract pursuant to which the Company: (i) licenses the right to use a trademark, tradename, patent or copyright (other than from Seller); (ii) employs an officer; (iii) has outstanding Indebtedness in excess of $50,000; (iv) has agreed to sell assets of the Company (other than inventory in the ordinary course of business) with an aggregate fair market value in excess of $100,000; and (v) has leased real or personal property requiring monthly payments after the date hereof in excess of $10,000, unless such Contract may be cancelled by the Company without penalty upon not more than 60 days prior written notice.

         "COMPANY PARTY" shall mean the Company and any Subsidiary of the Company.

         "CONTRACT" shall mean any written or oral note, bond, debenture, mortgage, license, agreement, commitment, contract or understanding.

         "COSTS" shall mean out-of-pocket costs and expenses including without limitation attorneys' fees and disbursements and court costs.

         "DM AGREEMENT" shall mean that certain Direct Marketing Agreement dated October 30, 1996 by and between Seller and the Company.

         "EQUITY SECURITIES" of any Person shall mean the capital stock of such Person and/or any Stock Equivalents of such Person.

         "EXHIBIT" shall mean to produce, transmit, broadcast, telecast, cable cast, display, exhibit, project, perform, reproduce, publicize, or otherwise use.

         "EXPLOIT" shall mean use, promote, advertise, affix, copy, Exhibit, distribute, manufacture, sell, market, rent, modify, create derivative works from, practice or otherwise exploit in all forms in any and all media. "EXPLOITATION" shall have a correlative meaning.

         "GOLF EQUIPMENT" shall mean golf clubs (including woods, and irons) and hats, apparel, towels, umbrellas, bags, balls, videos and other products pertaining to the playing of golf or the marketing, sale and distribution of golf clubs.

         "GOLF TRAINING BUSINESS" shall mean the business and operations of the Gary Player Golf Academy and any other live golf instruction and/or training business in which Seller from time to time engages.

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         "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "GPGE" shall mean golf equipment operations of Seller.

         "INDEBTEDNESS" of a Person shall mean (a) indebtedness of such Person for money borrowed whether secured or unsecured, (b) the undrawn face amount of, and unpaid reimbursement obligations in respect of, all letters of credit issued for the account of such Person, (c) all indebtedness of the types referred to in clauses (a) and (b) above of another Person which is guaranteed directly or indirectly by such Person or secured by the assets of such Person and (g) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee.

         "IPO" shall mean the initial public offering of Common Stock by the Company pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act.

         "IPO PRICE" shall mean the initial public offering price of a share of Common Stock in the IPO.

         "LAW" shall mean any federal, state or local statute, law, rule, regulation, ordinance, order, code, policy or rule of common law, now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent, decree or judgment.

         "LIEN" shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

         "NOTE" shall mean a promissory note of the Company delivered by the Company to Seller at the Closing, which note shall be dated the date of the Closing, shall be in the principal amount of $750,000 and shall be substantially in the form of the note attached as Exhibit D to this Agreement.

         "PERSON" shall mean an individual or a partnership, corporation, trust, association, limited liability company, Governmental Authority or other entity.

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         "PLAYER" shall mean Gary Player.

         "PLAYER ACKNOWLEDGEMENT AND AGREEMENT" shall mean that certain letter dated the date hereof from Gary Player to the Company relating to certain matters in connection with the Player Agreement and this Agreement.

         "PLAYER AGREEMENT" shall mean that certain Agreement dated the date hereof by and between Seller and Gary Player pursuant to which Player has granted to Seller the exclusive perpetual right to use the Player Name (as defined in such Agreement) in the Exploitation of Endorsed Products (as defined in such Agreement).

         "PURCHASE PRICE" shall have the meaning set forth in 2(b) of this Agreement.

         "SEC" shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder.

         "SELLER" shall mean Gary Player Group, Inc., a Florida corporation.

         "SELLER CONTRACT" shall mean any Contract to which any Seller Party is a party or otherwise bound, or to which any property or asset of any Seller Party is subject.

         "SELLER CURRENT BALANCE SHEET" shall mean the unaudited balance sheet of GPGE as of June 30, 1997, as provided to the Company.

         "SELLER FINANCIAL STATEMENTS" shall mean: (i) the balance sheets of GPGE as of December 31, 1996 and December 31, 1995 and related statements of operations and cash flows for the years then ended; and (ii) the unaudited balance sheet of GPGE as of June 30, 1997 and related statement of operations and cash flows for the six-months then ended.

         "SELLER PARTY" shall mean Seller and any Subsidiary of Seller.

         "SHARES" shall mean the shares of Common Stock issued to Seller as part of the Purchase Price.

         "STOCK EQUIVALENTS" of any Person shall mean options, warrants, calls, rights, commitments, convertible securities and other securities pursuant to which the holder, directly or indirectly, has the right to acquire (with or without additional consideration) capital stock or equity of such Person.

         "SUBSIDIARY" of any Person shall mean any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors


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or other persons performing similar functions are owned directly or indirectly by such Person.

         "TRANSFER" shall mean sell, assign, transfer, pledge, grant a security interest in, or otherwise dispose of, with or without consideration.

         "WSE AGREEMENT" shall mean that certain WSE License Agreement dated the date hereof by and between Seller and World Services Entertainment ("WSE") pursuant to which WSE has granted to Seller the exclusive perpetual right to use the Player Name (as defined in such Agreement) in the Exploitation of Endorsed Products (as defined in such Agreement) in the world except for the United States and its possessions, Canada and Great Britain.

     2. AGREEMENT OF PURCHASE AND SALE; CLOSING.

         (a) On the terms and subject to the conditions of this Agreement, Seller agrees to sell the Assets to the Company at the Closing, the Company agrees to purchase the Assets from the Seller at the Closing (the
"ACQUISITION").

         (b) The purchase price (the "PURCHASE PRICE") for the Assets shall be:

                  (i) a number of shares of the Common Stock equal to $3,000,000 divided by the IPO Price (the "SHARES");

                  (ii) the Note; and

                  (iii) the assumption of the Assumed Liabilities (provided that in no event shall the amount of Assumed Liabilities exceed $1,100,000 less any Advances used to offset such Liabilities as contemplated by Section 5(d) of this Agreement).

         (c) The Closing shall be held at the offices of Troop Meisinger Steuber & Pasich, LLP, 10940 Wilshire Boulevard, Los Angeles, California 90024 to be effective as of the effectiveness of the registration statement filed under the Securities Act with respect to the IPO. At the Closing:

                  (i) The Company shall deliver to Seller a certificate or certificates evidencing the Shares;

                  (ii) Seller shall deliver to the Company such assignments, bills of sale and other documents or instruments of transfer as the Company may reasonably request in order to Transfer the Assets to the Company; and

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                  (iii) the Company will execute and deliver to the Seller such documents and instruments as Seller may reasonably request to evidence the assumption of the Assumed Liabilities by the Company.

     3. REPRESENTATIONS AND WARRANTIES OF SELLER.

         Except as set forth in the Seller Disclosure Schedule delivered by Seller to the Company concurrently herewith, Seller represents and warrants to the Company as follows (which representations and warranties shall survive for a period of three years from the Closing, except for the representations and warranties contained in Sections 3(a), (b), (e), (h) and (j), which shall survive indefinitely):

         (a) Organization and Capitalization of Seller.

             Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Complete and correct copies of Seller's current Articles of Incorporation and Bylaws have been delivered to the Company or its attorneys. Black Knight is the sole stockholder of Seller.

         (b) Authority; Enforceability.

             (i) This Agreement has been duly authorized by all necessary corporate action of Seller, including, without limitation, the authorization and approval by Black Knight. This Agreement has been duly executed and delivered by Seller and, assuming it is duly executed and delivered by the Company, constitutes a valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

             (ii) The execution and delivery by Seller of this Agreement do not, and compliance by Seller with the provisions hereof will not, (A) conflict with or result in a breach or default under any of the terms, conditions or provisions of any Seller Contract; or (B) violate any Law applicable to any Seller; or (C) result in the creation or imposition of any Lien on any asset of any Seller.

         (c) Assets.

             (i) Seller has good and marketable title to the Assets, free and clear of all Liens except for (A) Liens that are reflected in the Seller Current Balance Sheet; (B) Liens for current taxes not yet delinquent; (C) assets sold or transferred in the ordinary course of business and consistent with prudent business practice since the date of the Seller


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Current Balance Sheet; (D) restrictions imposed by Law; and (E) easements and restrictions which are neither individually nor in the aggregate material to Seller. At the Closing, the Company shall receive good and marketable title to the Assets, free and clear of all Liens (other than Liens created by the Company and the Liens contemplated by clauses (A) and (E) above (collectively, the "PERMITTED LIENS").

             (ii) The inventory included in the Assets will be current and readily merchantable and does not contain and will not contain any amount of obsolete or damaged goods which have not been written down or reserved to their market value in accordance with generally accepted accounting principles.

             (iii) All accounts receivable reflected in the Current Balance
Sheet: (A) constitute bona fide and valid rights of Seller to collect payments from other Persons; (B) represent credit extended in a manner consistent with Seller's trade practices; (C) are not subject to any defense, counterclaim or offset; and (D) except for reserves for returns and bad debts set forth in the Seller Current Balance Sheet, to the knowledge of Seller are fully collectable.

             (iv) Except pursuant to the Assumed Contracts, no Person has the right or license to use the name "Gary Player," or the image or likeness of Gary Player, in the Exploitation of Golf Equipment, either directly in connection with the Exploitation of Golf Equipment, or indirectly through the use of the name "Gary Player" as a corporate, partnership, association, trust, limited liability company, joint venture, dba or tradename which engages in the Exploitation of Golf Equipment.

         (d) Assumed Contracts.

             (i) True and correct copies of each Assumed Contract, including all amendments and modifications thereof and waivers thereunder, have been delivered to the Company or its counsel. The Assumed Contracts constitute all Contracts pursuant to which any Seller Party receives income or revenues from GPGE's business and/or the Transfer of the right to use the name "Gary Player," or the logo, image or likeness of Gary Player. Each Assumed Contract is in full force and effect, and is the valid and binding obligation of Seller and each other party to the Contract. Seller has performed all of the obligations required to be performed by it to date under each Assumed Contract, and Seller is not in breach of or default under any Assumed Contract. To the Best Knowledge of Seller, each other party to each Assumed Contract has performed all of the obligations required to be performed by it to date under such Contract and is not in breach of or in default under such Contract, and no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute a breach of or default under any Assumed Contract.

             (ii) Schedule 3(e) to this Agreement sets forth the revenues from each Assumed Contract during each calendar quarter from the calendar quarter ended March 31, 1995 to the calendar quarter ended September 30, 1997, and, to the knowledge of Seller, the amounts owed to Seller under each Assumed Contract as of September 30, 1997.

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         (e) Player Agreement and WSE Agreement.

             (i) The Player Agreement has been duly executed and delivered by Seller and Player and constitutes a valid and legally binding obligation of Seller and Player enforceable against Seller and Player, respectively, in accordance with its terms. Neither Seller nor Player is in breach of or default under the Player Agreement, and no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute a breach of or default under the Player Agreement.

             (ii) The WSE Agreement has been duly executed and delivered by Seller and WSE and constitutes a valid and legally binding obligation of Seller and WSE enforceable against Seller and WSE, respectively, in accordance with its terms. Neither Seller nor WSE is in breach of or default under the WSE Agreement, and no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute a breach of or default under the WSE Agreement.

         (f) Financial Statements. The Seller Financial Statements are complete and correct, have been prepared from the books and records of Seller in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except for changes specified therein and except that unaudited financial statements are not accompanied by notes, and present fairly the financial position of GPGE as of the dates thereof and the results of operations and cash flows of GPGE for the periods specified therein.

         (g) Litigation and Proceedings. There is no pending or, to the knowledge of Seller, threatened Action (or basis for any Action) to which Seller is a party or involving any of the Assets, and Seller is not subject to any judgment, order, writ, injunction, decree or regulatory directive or agreement, which Action could have a material adverse effect on the Business Condition of GPGE.

         (h) Brokers. Seller has not retained or otherwise engaged or employed any broker, finder or any other person, or paid or agreed to pay any fee or commission to any agent, broker, finder or other person, for or on account of acting as a finder or broker in connection with this Agreement or the transactions contemplated hereby.

         (i) Creditor Issues. The Transfer of the Assets to the Company is not being made with the actual intent to hinder, delay or defraud any creditor of Seller. Seller believes it is receiving reasonably equivalent value in exchange for the Transfer of the Assets. Seller is not engaged or about to engage in a business or a transaction following the Closing for which the remaining assets of Seller would be unreasonably small in relation to the business or transaction, and Seller has not incurred, and does not believe that it would incur, debts beyond its ability to pay them as they become due. Seller is not insolvent and will not become insolvent as a result of the transactions contemplated by this Agreement.

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         (j) Securities Matters.

             (i) Seller has been advised that the Shares will be neither registered under the Securities Act nor qualified under any state securities law, on the ground that no distribution or public offering of the Shares is to be effected, and that in this connection the Company is relying in part on the representations of Seller and Player set forth in this Section 3. Seller understands that the Shares may not be resold unless they are registered under the Securities Act or an exemption from registration is available.

             (ii) Seller will acquire the Shares solely for its own account, for investment purposes, and not with a view to or for sale in connection with any distribution of the Shares.

             (iii) Seller is able to bear the economic risk of an investment in the Shares.

             (iv) Seller (i) is an experienced and sophisticated investor, is able to fend for itself in the transactions contemplated by this Agreement, and has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of acquiring the Shares, or (ii) by reason of the business or financial experience of its professional advisors who are unaffiliated with the Company, could be reasonably assumed to have the capacity to protect its own interests in connection with an investment in the Shares.

             (v) Seller has had, during the course of this transaction, the opportunity to ask questions of, and receive answers from, the Company and its management concerning the business of the Company Group and acknowledges that it and its representatives have received all such information as it considers necessary for evaluating the risks and merits of acquiring the Shares and for verifying the accuracy of any information furnished to them or to which they had access.

             (vi) Seller is an "accredited investor" for purposes of Regulation D promulgated by the SEC under the Securities Act.

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         (k) Material Misstatements and Omissions. No representations and warranties by Seller in this Agreement, nor any exhibit, schedule or certificate furnished by Seller to the Company pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         (l) Assumed Liabilities. The amount of the Assumed Liabilities at the Closing will not exceed $1,100,000 less any Advances used to offset such Liabilities as contemplated by Section 5(d) of this Agreement.

         4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company represents and warrants to Seller as follows (which representations and warranties shall survive for a period of three years from the Closing, except for the representations and warranties contained in Sections 4(a)(i), (b), (c) and (h), which shall survive indefinitely):

         (a) Organization and Capitalization of Company.

             (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Complete and correct copies of Company's current Certificate of Incorporation and Bylaws have been delivered to the Company or its attorneys.

             (ii) The Company is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the nature of its properties and business requires such qualification.

             (iii) The authorized capital stock of the Company consists solely of 10,000,000 shares of Common Stock, of which 2,955,575 shares are outstanding at the date of this Agreement, and 5,000,000 shares of Preferred Stock, of which 191,579 shares have been designated "Series A Convertible Preferred Stock," none of which are outstanding, and 750,750 shares have been designated "Series B Convertible Preferred Stock," of which 568,895 shares are outstanding on the date hereof.

         (b) Authority; Enforceability.

             (i) This Agreement has been duly authorized by all necessary corporate action of Company. This Agreement has been duly executed and delivered by Company and constitutes a valid and legally binding obligation of Company and enforceable against Company respectively in accordance with its terms, subject to the effect of


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bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

             (ii) The execution and delivery by Company of this Agreement do not, and compliance by Company with the provisions hereof will not, (A) conflict with or result in a breach or default under any of the terms, conditions or provisions of any Company Contract; or (B) violate any Law applicable to any Company Party; or (C) result in the creation or imposition of any Lien on any asset of any Company Party.

         (c) The Shares. The Shares have been authorized and upon issuance in accordance with this Agreement will be validly issued, fully paid and non-assessable free and clear of all Liens (other than Liens which have been created by Seller).

         (d) Subsidiaries. Rhino Marketing, Inc. and Gran Prix Marketing, Inc. are Subsidiaries of Company. Except for those two capacities so identified, Company does not own, directly or indirectly, any interest or investment (whether equity or debt) in any other Person and no Company Contract obligates or gives any Company Party the right to make any such investment.

         (e) Financial Statements. The Company's Financial Statements are complete and correct, have been prepared from the books and records of the Company in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except for changes specified therein and except that unaudited financial statements are not accompanied by notes, and present fairly the financial position of the Company and its consolidated Subsidiaries as the dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods specified therein.

         (f) Litigation and Proceedings. Except as separately disclosed to Seller in writing, there is no pending or, to the knowledge of the Company, threatened Action (or basis for any Action) to which any Company Party is a party or otherwise involving any Company Party, and no Company Party is subject to any judgment, order, writ, injunction, decree or regulatory directive or agreement, which Action could have a material adverse effect on the Business Condition of the Company.

         (g) Contracts. The Company has separately provided to Seller a list of all Company Material Contracts and true and correct copies of such Contracts.

         (h) Brokers. The Company has not retained or otherwise engaged or employed any broker, finder or any other person, or paid or agreed to pay any fee or commission to any agent, broker, finder or other person, for or on account of acting as a finder or broker in connection with this Agreement or the transactions contemplated hereby.

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

         (i) Material Misstatements and Omissions. No representations and warranties by the Company in this Agreement, nor any exhibit, schedule or certificate furnished by the Company to Seller pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.


     5.   PRE-CLOSING COVENANTS.

         (a) Conduct of Business. Prior to the Closing, except as contemplated by this Agreement, unless the Company has consented in writing thereto, Seller agrees to:

             (i) conduct its operations with respect to GPGE according to its ordinary and usual course of business;

             (ii) not to Transfer any Assets, except any inventory in the ordinary course of business at the customary prices for such inventory, without discount except discounts in the ordinary course of business;

             (iii) not to amend, modify or terminate, or grant any waiver of any right under, any Assumed Contract, the Player Agreement or the WSE Agreement, and not to make any payment under the Player Agreement or WSE Agreement which is not required to be made strictly in accordance with the terms of the Player Agreement or WSE Agreement;

             (iv) comply with all of its obligations and duties under any Assumed Contract and the Player Agreement and not to create or permit to exist any default or event of default on behalf of any Seller Party under any Assumed Contract, the Player Agreement or the WSE Agreement or any event or circumstance which, with lapse of time or notice, or both, would constitute a default under an Assumed Contract, the Player Agreement or the WSE Agreement;

             (v) not to enter any Contract to Exploit, or Exploit any of its rights under, the Player Agreement or the WSE Agreement, or other rights to use the name of "Gary Player" in connection with the Exploitation of Golf Equipment;

             (vi) with respect to GPGE, use its best efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those Persons having business relationships with it; and

             (vii) not incur any Indebtedness other than in the ordinary course of business.

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         (b) Inspection of Records. From the date hereof to the Closing, Seller and the Company shall allow the duly authorized officers, attorneys, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information in each case relating the business and affairs of GPGE and the Company, respectively.

         (c) IPO. Seller shall provide to the Company such information reasonably requested by the Company in order for the Company to complete the registration statement in connection with the IPO. If it is necessary to audit the financial statements of Seller in connection with the IPO: (i) such audit will be at the expense of the Company; and (ii) Seller will cooperate fully with the auditors and will cause its management to make such representations and warranties regarding its financial information as the auditors may reasonably request to complete the audit. Seller represents to the Company that it knows of no reason why its financial statements for 1995, 1996 and 1997 could not be audited.

         (d) Advances to Seller. Upon the request of Seller, the Company will make advances (the "ADVANCES") to Seller of up to an aggregate of $250,000 upon the terms and subject to the conditions of this Section 5(d). The Advances will be evidenced by a Note in form and substance reasonably satisfactory to the Company. Advances repaid cannot be reborrowed. The Company will advance up to $50,000 per month commencing with one month following the date of this Agreement; provided, however that each Advance must be in an integral multiple of $10,000; and provided, further, however, that if the Company issues Equity Securities to obtain "bridge financing" for IPO from institutional investor generating net proceeds of not less than $1,000,000 after the date hereof, the monthly limitation will not be applicable (although the aggregate limitation will remain applicable. The Company shall not be obligated to make an Advance if Seller is in breach of or in default under this Agreement. The Advances will accrue interest at a rate of 6% per annum from the date advanced. Seller will use the proceeds of the Advances: (i) up to $100,000 of the Advances may be used to pay operating expenses of GPGE; and (ii) the balance of the Advance shall be used to repay Assumed Liabilities. The amount of Assumed Liabilities shall be reduced by the amount of the Advances used to reduce Assumed Liabilities. The Advances (including interest) shall be repaid as follows: (i) if this Agreement terminates without the occurrence of the Closing, the Advances shall be repaid by offsets of payment obligations under the DM Agreement; and (ii) if the Closing occurs, the Advances shall be repaid: (A) to the extent the Advances were used to reduce the Assumed Liabilities, by the corresponding reduction in the amount of Assumed Liabilities; and (B) to the extent the Advances were not used to reduce Assumed Liabilities, through offset against the first payment(s) due on the Note. Notwithstanding the foregoing, the Advances shall become immediately due and payable if Seller: (i) Transfers its rights under the DM Agreement, either voluntarily or involuntarily upon foreclosure of a security in the DM Agreement; or (ii) breaches or defaults in any of its representations, warranties, covenants or agreements under this Agreement. Repayment of the Advances will be subordinate to repayment of the loan in the amount of $500,000 from Mercator International Limited bearing interest at a rate of LIBOR, as such loan presently exists (but not to any additional loans or advances from Mercator after the date hereof) (the "MERCATOR LOAN"), and the Company may make any payments due under the DM Agreement directly to Mercator to be applied against reduction of the Mercator Loan.

     The obligation to make the Advances shall terminate upon the termination of this Agreement or the Closing.

         (e) Assumed Liabilities. Seller and the Company will attempt to have some or all of the Assumed Liabilities converted into Common Stock effective as of the Closing; provided, however, that the terms and conditions of such conversion shall be within the sole and absolute discretion of Company.

         (f) Use of Player Name. On and after the Closing, the Company may amend its corporate name to "Gary Player Golf, Inc." Seller shall, and shall cause Player to, execute and deliver such consents and approvals as the Company may reasonably request to permit Company to qualify to do business in such jurisdictions as the Company requests under the name "Gary Player Golf, Inc."

         (g) Acquisition Proposals. During the period from the date hereof and extending through the earlier of termination of the this Agreement or the Closing, Seller agrees that (i) Seller shall direct and cause Seller's officers, directors, employees, shareholders, agents and representatives (including, without limitation, any investment banker, attorney or accountant) not to, initiate, solicit, intentionally encourage or accept the submission of any proposal or offer with respect to a merger, acquisition, sale, consolidation or similar transaction involving the Assets (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL") or engage in any negotiations or discussions concerning, or provide any confidential information or data to, any Person relating to an Acquisition Proposal and (i) Seller will notify the Company immediately if any such inquiries or proposals are received by, any such information is received from, or any such negotiations or discussions are sought to be initiated or continued with, Seller.

         (h) DM Agreement. Seller and the Company agree that as of the Closing, the DM Agreement shall be terminated and cancelled; provided, however, that such termination and cancellation shall not accelerate repayment of the Advances.

         (i) Right of First Refusal. Seller hereby grants to the Company a right of first refusal to purchase the Golf Training Business and/or its material assets. To effect this right of first refusal, Seller agrees not to sell, transfer or assign the Golf Training Business (including any material assets of such Business) without first offering to sell, transfer or assign such Business and assets to the Company. Each such offer shall: (i) be in writing; (ii) shall remain open for at least 30 days from the date of transmittal; (iii) shall state its exact termination date; (iv) shall state the price (which must be payable in cash, promissory note and/or common stock of the Company), closing date and all of the terms and conditions of the proposed sale, transfer of assignment; and
(v) shall make reference to this Section 5(i).

     The Company may accept the offer by delivering written notice of acceptance to Seller prior to the termination date of the offer. The notice of acceptance shall set forth a date for the closing of the purchase and sale, which date shall be a business day not later than 30 days after the Company delivers notice of acceptance to Seller. Seller shall make customary representations and warranties regarding the Golf Training Business and/or assets, as applicable (similar to the representations and warranties made in this Agreement) or any more stringent representations, warranties and/or indemnities if set forth in the offer. The Closing shall take place at the principal offices of the Company.

     If the offer is not accepted, Seller shall be free for a period of 90 days thereafter to dispose of the Golf Training Business at the same or higher price and upon the terms and conditions specified in such offer (including no less favorable representations, warranties and indemnities). If Seller does not dispose of the Golf Training Business within the 90-day period, such Business shall again be subject to all provisions of this Section 5(i).

     The rights of the Company shall terminate if this Agreement is terminated with the occurrence of the Closing.

     6.   CLOSING CONDITIONS OF THE COMPANY.

         The obligation of Company to complete the Acquisition is subject to the satisfaction of the following conditions, unless waived in writing by the Company at or prior to the Closing:

         (a) The representations and warranties of Seller shall be true and correct in all material respects as of the Closing as if made at and as of the Closing;

         (b) Seller shall have complied in all material respects with its covenants and agreements under this Agreement;

         (c) The Company shall have received good and marketable title to the Assets, free and clear of all Liens (other than Liens created by the Company and the Permitted Liens);

         (d) The amount of the Assumed Liabilities shall not exceed $1,100,000 less any Advances used to offset such Liabilities as contemplated by Section 5(d) of this Agreement.

         (e) Seller shall have taken all actions required of Seller to terminate the DM Agreement.

     7.   CLOSING CONDITIONS OF SELLER.

         The obligation of Seller to complete the Acquisition is subject to the satisfaction of the following conditions, unless waived in writing by Seller on or prior to the Closing:

         (a) The representations and warranties of the Company shall be true and correct in all material respects as of the Closing as if made at and as of such date;

         (b) The Company shall have complied in all material respects with its covenants and agreements under this Agreement;

         (c) The registration statement filed by the Company under the Securities Act in connection with the IPO shall have been declared effective by the SEC; and

         (d) Gary Player, Joseph J. White and Marc B. Player shall have been appointed as directors of the Company, and Gary Player shall have been appointed Chairman of the Board of the Company, each appointment to be effective immediately following the Closing.

     8.   POST CLOSING COVENANTS.

         (a) Restrictions on Transfer of Shares. Seller agrees not to Transfer any Shares except pursuant to an effective registration statement under the Securities Act or an exemption from registration. As a further condition to any such Transfer, except in the event that such Transfer is made pursuant to an effective registration statement under the Securities Act, if in the reasonable opinion of counsel any Transfer of the Securities by the contemplated transferee thereof would not be exempt from the registration and prospectus delivery requirements of the Securities Act, the Company may require the contemplated transferee to furnish an investment letter setting forth such information and agreements as may be reasonably requested by the Company to ensure compliance by such transferee with the Securities Act. Each certificate evidencing the Shares will bear the following legend:

          "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE ISSUER AND THE REGISTERED HOLDER OF THE SECURITIES, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER."

         (b) Following the closing of the IPO, without the written consent of Player, the Company agrees to maintain directors and officers liability insurance in an amount not less than $5,000,000 until the earlier to occur of the third anniversary of the closing of the IPO and the date Gary Player is no longer a director of the Company. The Company will use commercially reasonable efforts to have a commitment for such insurance in place as of the Closing.

         (c) To the extent that Seller has (and has all necessary rights to) any Artwork which the Company believes would be useful in the Exploitation of Endorsed Products (as defined in the Player Agreement and the WSE Agreement, Seller shall furnish such Artwork to the Company on a royalty-free basis. The Company shall be responsible for all shipping charges in connection with the transportation of such Artwork for the Company, shall safekeep such Artwork and shall be responsible for it while in transit, and after use of such Artwork, the Company shall return such Artwork to Seller. It is understood that such Artwork may not be reproduced for sale but just used in connection with the advertisement and promotion of Endorsed Products. Any use of such Artwork is subject to Seller's prior approval.

     9.   TERMINATION.

         This Agreement may be terminated prior to the Closing and without consummation of the Acquisition, under the following circumstances:

         (a) Seller may terminate this Agreement if there is a material breach or default by the Company of any representation, warranty, covenant or agreement under this Agreement, which breach or default is not cured or corrected within 30 days after written notice thereof from Seller;

         (b) The Company may terminate this Agreement if there is a material breach or default by Seller of any representation, warranty, covenant or agreement under this Agreement, which breach or default is not cured or corrected within 30 days after written notice thereof from the Company;

         (c) Seller or the Company may terminate this Agreement if the Closing shall not have occurred on or prior to March 31, 1998; provided that a party may not terminate this Agreement if the Closing fails to occur by March 31, 1998 because of its breach or default.

         Any termination of this Agreement must be by written notice to the other party. The termination of this Agreement shall not relieve any party from liability for any breach or default arising prior to termination.

     10.  MISCELLANEOUS.

         (a) Notices. All notices, requests, demands and other communications (collectively, "NOTICES") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission (which must be confirmed) or by United States first class, registered or certified mail, postage prepaid, addressed to the party at the address set forth on the signature page of this Agreement. Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails . Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

         (b) Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.

         (c) Assignment. No party may assign this Agreement, and any attempted or purported assignment or any delegation of any party's duties or obligations arising under this Agreement to any third party or entity shall be deemed to be null and void, and shall constitute a material breach by such party of its duties and obligations under this Agreement. This Agreement shall inure to the benefit of and be binding upon any successors of each party by way of merger or consolidation.

         (d) Waiver and Amendment. No provision of this Agreement may be waived unless in writing signed by all the parties to this Agreement, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended only by a written agreement executed by all of the parties to this Agreement.

         (e) Governing Law. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof.

         (f) Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         (g) Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

         (h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         (i) Attorneys' Fees. If any action, suit, arbitration or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party to this Agreement of its obligations under this Agreement, the prevailing party shall recover all of such party's attorneys' fees incurred in each and every such action, suit, arbitration or other pro ceeding, including any and all appeals or petitions therefrom. As used in this Section, attorneys' fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorney performing such services and shall not be limited to "reasonable attorneys' fees" as defined in any statute or rule of court.

         (j) Further Assurances. The parties to this Agreement shall upon request take any and all actions and execute any and all documents reasonably necessary to effectuate the terms and intent of this Agreement.

         (k) Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

         (l) Force Majeure. If any party to this Agreement is delayed in the performance of any of its obligations under this Agreement or is prevented from performing any such obligations due to causes or events beyond its control, including, without limitation, acts of God, fire, flood, earthquake, strike or other labor problem, injunction or other legal restraint, present or future law, governmental order, rule or regulation, then such delay or nonperformance shall be excused and the time for performance thereof shall be extended to include the period of such delay or nonperformance.

         (m) Arbitration. All disputes, controversies or differences which are not settled by common accord shall be conclusively settled by arbitration in Los Angeles, California, in accordance with the rules of the American Arbitration Association, and judgment and the award rendered by the arbitration panel may be entered in any court or tribunal of competent jurisdiction. In any arbitration proceeding conducted pursuant to this Section, both parties shall have the right to discovery, to call witnesses and to cross-examine the other party's witnesses (either through legal counsel, expert witnesses or both). All decisions of the arbitration panel shall be final, conclusive and binding upon all parties, and shall not be subjected to judicial review.

         (n) Damages. If the Closing occurs, any damages, costs or other amounts payable by Seller hereunder (other than repayment of the Advances) may be paid by cash, by surrender to the Company of a number of Shares having a then current fair market value equal to such damages, costs or amounts, of a combination of the foregoing.

         IN WITNESS WHEREOF, this Agreement has been made and entered into as of the date and year first above written.


                                                   GOLF ONE INDUSTRIES, INC.,
                                                   a Delaware corporation


                                                   By:
                                                      --------------------------
                                                   Its:
                                                      --------------------------

                                                   GARY PLAYER GROUP, INC.,
                                                   a Florida corporation


                                                   By:
                                                      --------------------------
                                                   Its:
                                                      --------------------------


Agreed to by The Black Knight Trust, a
Guernsey Trust, the sole shareholder of Seller


By:
   -------------------------------------------
                                    , Trustee

                                    EXHIBIT A

                                     ASSETS


1.   Player Agreement

2.   WSE Agreement

3.   Assumed Contracts

4.   Inventory as of the Closing

5.   Accounts receivable as of the Closing

6. Office furniture and fixtures, computer equipment and production equipment as of Closing

                                    EXHIBIT B

                                ASSUMED CONTRACTS


1. Agreement, dated January 1, 1996, by and between Gary Player Golf Equipment Inc. and YGM Marketing Pte Ltd.

2. Agreement, dated November 15, 1996, by and between Gary Player Golf Equipment Inc. and Toppoint Corporation Limited.

3. Licensing Agent Agreement, dated September 24, 1996, by and between Gary Player Golf Equipment Inc. and International Apparel Marketing Corporation.

4. Agreement, dated January 17, 1997, by and between Gary Player Golf Equipment Inc. and Scorpion Asia Pacific Pte., Ltd.

5. Agreement, dated October 1, 1996, by and between Gary Player Golf Equipment Inc. and Robern Skiwear Inc.

6. Licensing Agreement, dated July 1, 1997, by and between Gary Player Group, Inc., dba Gary Player Golf Equipment, and Cali-Fame of Los Angeles, Inc.

7. Agreement, dated July 1, 1997, by and between Gary Player Group, Inc., dba Gary Player Golf Equipment, and PT. Bintoro Agung.

                                    EXHIBIT C

                               ASSUMED LIABILITIES


1. Accounts Payable of GPGE incurred in the ordinary course of business of GPGE and existing as of the Closing, but not including any accounts payable to any Affiliate of GPGE.

2.   The Mercator Loan (as defined in Section 5(d) of this Agreement).

                                    EXHIBIT D

                                 PROMISSORY NOTE


$750,000.00                                             __________________, 199_
                                                         Santa Maria, California


         FOR VALUE RECEIVED, the undersigned Golf One Industries, Inc., a Delaware corporation ("PAYOR"), promises to pay to Gary Player Group, Inc., a Florida corporation ("GPG"), or order ("PAYEE"), in lawful money of the United States, the aggregate principal amount of Seven Hundred Fifty Thousand Dollars ($750,000.00), together with interest on the unpaid principal amount from time to time outstanding at a rate equal to 6.0% per annum. This Note is delivered is pursuant to that certain Asset Purchase Agreement dated November 1, 1997 by and between Payor and GPG.

         This Note shall be paid as follows:

         (1) $250,000.00 shall be paid on [the date one day following the closing of the IPO];

         (2) $250,000.00 plus accrued and unpaid interest shall be paid on [the end of the 11th month following the closing of the IPO]; and

         (3) The balance of the Note, including accrued and unpaid interest, shall be paid on [the end of the 22nd month following the closing of the IPO].

         All payments on this Note shall be applied first to the payment of accrued and unpaid interest at the date of such payment and the balance, if any, shall be applied to the payment of principal. All payments shall be made at 3930 RCA Boulevard, Suite 3001, Palm Beach Gardens, Florida 33410, or such other address as the Payee from time to time notifies the Payor in writing.

         The Payor agrees to pay on demand all costs of collection, including reasonable attorneys' fees, incurred by the Payee in enforcing the obligations of the Payor under this Note.

         No delay or omission on the part of the Payee in exercising any rights under this Note shall operate as a waiver of such right or of any other right of such Payee, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Payor and every endorser or guarantor of this Note regardless of the time, order or place of signing waives presentment, demand, protest and notice of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.


         ALL RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

         IN WITNESS WHEREOF, the Payor has duly executed and delivered this Note as of the date and year first above written.


                                           GOLF ONE INDUSTRIES, INC.



                                           By:__________________________________

                                                    Its:________________________